EXHIBIT 99.2

ZelnickMedia Corporation
650 5th Avenue
New York, New York 10019

Ladies and Gentlemen:

In connection with the proposed changes in the board of directors of Take-Two Interactive Software, Inc. (“Take-Two”) and the engagement of ZelnickMedia Corporation (“ZelnickMedia”) to provide financial and management consulting services to Take-Two, each of the undersigned (each an “Interested Party” and collectively, the “Interested Parties”) severally agrees as of March 4, 2007 with ZelnickMedia as follows:

1. Take-Two Securities.

(a) As of each of the date hereof and February 26, 2007, each Interested Party represents that the Affiliated Current Shareholders set forth on such Interested Party’s signature page hereto or such Interested Party beneficially owns and, as of February 26, 2007, owned, and has and, as of February 26, 2007, had the right to vote the securities of Take-Two set forth opposite such Interested Party’s name on its signature page hereto (the “Current Shareholder Securities”).

(b) Each Interested Party agrees not, for itself or on behalf of any of its Affiliated Current Shareholders, to, sell, assign, transfer or otherwise dispose of (any such transaction being herein collectively called a “Transfer”), or to advise any of its Affiliated Current Shareholders to Transfer, during the term of this letter agreement, all or any of the Current Shareholder Securities beneficially owned by such Interested Party or Affiliated Current Shareholder, as applicable, unless as a condition to any such Transfer the transferee agrees to be bound by the terms and provisions of this letter agreement.

For purposes of this letter agreement, “Meeting Date” shall mean the date of the Meeting. “Meeting” shall mean that certain meeting of the stockholders of Take-Two currently contemplated to be held on March 23, 2007 and any adjournments or postponements thereof. “Record Date” shall mean February 26, 2007.

2. Voting of Current Shareholder Securities. Each Interested Party shall, for itself and on behalf of its Affiliated Current Shareholders:

(a) during the term of this letter agreement, retain, and not in any way compromise or encumber, the right to vote any Current Shareholder Securities beneficially owned by such Interest Party or Affiliated Current Shareholder, as applicable, as of the Record Date and Meeting Date;

(b) take such actions as may be required so that it may vote its Current Shareholder Securities at the Meeting; and

(c) on the Meeting Date, (x) attend the Meeting in person or by proxy such that all Current Shareholder Securities held by such Interested Party and its Affiliated Current Shareholders are represented at such meeting, (y) at the Meeting, vote such Current Shareholder Securities in person or by proxy as set forth in Exhibit A hereto with respect to each of the actions described therein (the “Actions”), and in favor of any ancillary or procedural actions or matters related to giving effect to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions), and (z) at the Meeting, not vote any such Current Shareholder Securities other than as set forth in Exhibit A hereto and any ancillary or procedural actions or matters related to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions).

3. Expenses. Each Interested Party, excluding OppenheimerFunds, Inc., shall reimburse or advance ZelnickMedia, upon request, for its Share (as defined below) of all reasonable out-of-pocket, third-party expenses (including, without limitation, fees and disbursements of counsel) incurred or to be incurred by ZelnickMedia, its directors, officers, employees, counsel, agents and representatives in connection with, relating to or arising out of its work related to Take-Two, the matters described by this letter agreement or the Group Schedule 13D (as hereinafter defined) or the Actions or transactions contemplated hereby or thereby (in each case, to the extent not reimbursed by Take-Two); provided that the Interested Parties’ aggregate reimbursement obligations hereunder shall not exceed $1,500,000 unless all of the Interested Parties other than OppenheimerFunds, Inc. and other than one other Interested Party consent to any increase in such amount. Notwithstanding anything to the contrary, each Interested Party shall be fully responsible for all such expenses arising out of such Interested Party’s (or its Affiliated Current Shareholder’s or any of their respective affiliate’s) gross negligence, fraud, bad faith or willful misconduct. For the purposes of this letter agreement, an Interested Party’s Share shall be a fraction, expressed as a percentage, the numerator of which is one and the denominator of which is the number of Interested Parties, excluding OppenheimerFunds, Inc.

4. Cooperation. ZelnickMedia and each Interested party shall (a) use reasonable efforts to assist each other and provide such information to each other and (b) to execute and deliver such additional documents, in each case, as may be reasonably required in order to effect the Actions and transactions contemplated by this letter agreement and the Group Schedule 13D. In addition, to the extent requested by ZelnickMedia, each Interested Party shall promptly, and in no event later than two days following such request, provide such information as is reasonably necessary with respect to the filing or any amendment of the Schedule 13D in respect of the parties’ collective beneficial ownership of securities of Take-Two (as a “group”) (the “Group Schedule 13D”) to the extent applicable. Until October 4, 2007, ZelnickMedia and each of the Interested Parties agrees to cooperate, to the extent reasonable, including without limitation in a joint defense, with respect to any claim or action of any kind, at law or equity, or any appeal of any decision thereof, threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate the consummation of any of the Actions or any matter contemplated by this letter agreement or the Group Schedule 13D, or in a joint prosecution or other declaratory action which attempts to effectuate any matter contemplated by this letter agreement or the Group Schedule 13D. ZelnickMedia agrees to convey to each Interested Party information in ZelnickMedia’s possession which ZelnickMedia believes may be required to be reflected in the Group Schedule 13D with respect to any litigation pending on the date of, or commenced after, termination of this letter agreement, but only while ZelnickMedia is directing such litigation for such Interested Party.

5. Liability. Except as set forth in Sections 3 and 12, or resulting from any breach of any party’s representations, warranties or covenants hereunder, (a) neither ZelnickMedia nor any of its respective affiliates, partners, employees, counsel, agents or representatives shall be liable to any Interested Party or Affiliated Current Shareholder or any of their respective affiliates, (b) neither any Interested Party nor any Affiliated Current Shareholder nor any of their respective affiliates, partners, employees, counsel, agents or representatives shall be liable to ZelnickMedia or any of its respective affiliates, and (c) no Interested Party nor any of its Affiliated Current Shareholders or any of their respective affiliates, partners, employees, counsel, agents or representatives shall be liable to any other Interested Party or Affiliated Current Shareholder or any of their respective affiliates, in each case for any loss, liability, damage or expense arising out of or in connection with this letter agreement or the Group Schedule 13D or the Actions or transactions contemplated hereby or thereby, except to the extent such loss, liability, damage or expense is caused by such party’s gross negligence, fraud, bad faith or willful misconduct.

6. Power; Binding Agreement; Non-Contravention; Misstatements; Omissions. Each party to this letter agreement represents, as to itself only, that: (a) it has the full right, power and authority to enter into this letter agreement and perform all of its obligations hereunder; (b) neither the execution, delivery nor performance of this letter agreement by such party will violate the charter, by-laws or other organizational or constitutive documents of such party, or any other agreement, contract or arrangement to which such party is a party or is bound, including any voting agreement, stockholders agreement or voting trust; (c) this letter agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable in accordance with its terms; and (d) neither the execution or delivery of this letter agreement by such party will (i) require any material consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (ii) constitute a violation of, conflict with or constitute a default under (A) any material law, rule or regulation applicable to such party, or (B) any material order, judgment or decree to which such party is bound.

7. Notices. All notices, correspondence and information related to this letter agreement should be sent,

If to ZelnickMedia:

ZelnickMedia Corporation
650 5th Avenue
New York, NY 10019
Telephone: (212) 223-1383
Facsimile: (212) 223-1384
Attention: Benjamin Feder

If to an Interested Party:

To the address set forth under such Interested Party’s name on the signature pages hereto.

8. Amendments; Successors and Assigns. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each of ZelnickMedia and each Interested Party, to the extent any of them are to be bound thereby. This letter agreement shall inure to the benefit of and be binding on ZelnickMedia, each Interested Party and their respective successors (except that no party may assign this letter agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld).

9. Termination. This letter agreement will terminate upon the earlier to occur of (x) March 28, 2007, unless such date is extended by agreement of all of the Interested Parties other than one, and (y) the date of the consummation of each of the Actions (including, without limitation, the execution of the Management Agreement); provided that no matter shall be considered consummated hereunder while any claim or action of any kind, at law or equity, or any appeal of any decision thereof, is threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate any of the Actions or matters contemplated thereby. Any termination of this letter agreement pursuant to this Section 9 shall occur without any liability or continuing obligation of any party to any other party; provided, that the reimbursement obligations set forth in Section 3, and the obligations to cooperate and provide information set forth in Section 4 shall survive any such termination. Notwithstanding anything to the contrary, including any continuing obligations to cooperate hereunder, upon termination of this letter agreement, neither ZelnickMedia nor any Interested Party intends to be, and shall no longer be, a “group” for any purpose, including for purposes of the federal securities laws.

10. ZelnickMedia Representations and Warranties. ZelnickMedia hereby represents and warrants to each Interested Party that (a) ZelnickMedia and, to its knowledge, its affiliates have not solicited more than ten persons and, therefore, fall within the exception to the proxy solicitation rules set forth in Rule 14a-2(b)(2) of the Securities Exchange Act of 1934, as amended, (b) to its knowledge, ZelnickMedia has not violated any applicable federal securities laws in connection with the transactions contemplated hereby or by Exhibit A, and (c) as of the date hereof, neither ZelnickMedia nor, to its knowledge, any of its affiliates owns any securities of Take-Two.

11. Public Announcements. No party hereto shall issue any written press release or make any other public statement regarding the transactions contemplated by this letter agreement or the Group Schedule 13D without the prior consent of the parties hereto.

12. Representation. Each Interested Party represents and agrees that to the best of its knowledge the information about such Interested Party or any of its any of its Affiliated Current Shareholders contained or which is required to be contained in the Group Schedule 13D or any amendment thereto is accurate, correct and complete in all material respects as of date of the applicable filing. Damages for any breach of the foregoing representation shall include not only judgments and amounts paid in settlement (with the approval of the misrepresenting Interested Party), but also other losses (excluding loss of value of the securities held or to be held) incurred by any other party to this letter agreement.

13. Counterparts. This letter agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

14. Choice of Law. This letter agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

15. Severability. If any term, provision, covenant or restriction contained in this letter agreement is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16. Duty to Update. Each party to this letter agreement agrees, to the extent required by, and in accordance with, applicable federal securities laws, to update any information pertaining to such party in the Group Schedule 13D or any amendments thereto.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed and delivered on the date and year first above written.

ZELNICKMEDIA CORPORATION By: /s/ Ben Feder Name: Ben Feder Title: Vice President

INTERESTED PARTY	Interested Party Securities

	Security	Total Number of Shares

OPPENHEIMERFUNDS, INC.	Common Stock	17,881,289*

By: /s/ Christopher Leavy

Name: Christopher Leavy
Title: Senior Vice President

Interested Party Address:

Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10281
Attn: Robert Zack, Esq.
Phone: (212) 323-0200
Facsimile:

AFFILIATED CURRENT SHAREHOLDERS:	Security	Number of Shares

* To the extent that any shares were on loan on the Record Date and such shares are not recalled and, subject to compliance with applicable laws, a proxy acquired to vote such shares at the Annual Meeting, notwithstanding Section 2 of this Agreement, OppenheimerFunds, Inc. may not vote those shares at the Annual Meeting. As of February 26, 2007, OppenheimerFunds, Inc. advisory clients with whom OppenheimerFunds, Inc. shared the power to vote or direct the vote, had 7,097,228 shares out on loan, and an additional 1,348,414 shares for which, notwithstanding Section 2 of this Agreement, OppenheimerFunds, Inc. may be unable to vote.

INTERESTED PARTY	Interested Party Securities

	Security	Total Number of Shares

D. E. SHAW VALENCE PORTFOLIOS, L.L.C.	Common Stock	6,573,466

By: D. E. Shaw & Co., L.P., as managing member

By: /s/ Eric Wepsic

Name: Eric Wepsic
Title: Managing Director

Interested Party Address:

Tower 45, 39th Floor
120 West 45th Street
New York, NY 10036
Attn: Compliance Department
Phone: (212) 478-0000
Facsimile:

AFFILIATED CURRENT SHAREHOLDERS:	Security	Number of Shares

D. E. SHAW VALENCE L.L.C.	Common Stock	6,573,466

INTERESTED PARTY	Interested Party Securities

	Security	Total Number of Shares

S.A.C. CAPITAL ADVISORS, LLC	Common Stock	5,701,610*

By: /s/ Peter Nussbaum

Name: Peter Nussbaum
Title: Authorized Signatory

Interested Party Address:

72 Cummings Point Road
Stamford, CT 06902
Attn: Peter Nussbaum
Phone: (203) 890-2000
Facsimile:

AFFILIATED CURRENT SHAREHOLDERS:	Security	Number of Shares

S.A.C. CAPITAL MANAGEMENT, LLC	Common Stock	2,701,610

SIGMA CAPITAL MANAGEMENT, LLC	Common Stock	1,000,000

CR INTRINSIC INVESTORS, LLC	Common Stock	2,000,000

STEVEN A. COHEN	Common Stock	5,701,610

* This figure represents the total number of shares of Take-Two’s Common Stock, $0.01 par value per share, over which the Interested Party and its affiliates have investment discretion

INTERESTED PARTY	Interested Party Securities

	Security	Total Number of Shares

TUDOR INVESTMENT CORPORATION	Common Stock	3,183,233*

By: /s/ Andrew S. Paul

Name: Andrew S. Paul
Title: Managing Director and General Counsel

Interested Party Address:

1275 King Street
Greenwich, CT 06831
Attn: Stephen N. Waldman, Esq.
Phone: (203) 863-6700
Facsimile:

AFFILIATED CURRENT SHAREHOLDERS:	Security	Number of Shares

PAUL TUDOR JONES, II	Common Stock	3,475,946*

JAMES J. PALLOTTA	Common Stock	3,475,946*

TUDOR PROPRIETARY TRADING, L.L.C.	Common Stock	292,713*

THE TUDOR BVI GLOBAL PORTFOLIO LTD.	Common Stock	543,659*

THE RAPTOR GLOBAL PORTFOLIO LTD.	Common Stock	2,617,307*

THE ALTAR ROCK FUND L.P.	Common Stock	22,267*

* To the extent that any shares were on loan on the Record Date and such shares are not recalled and, subject to compliance with applicable laws, a proxy acquired to vote such shares at the Annual Meeting, none of the parties above may vote those shares at the Annual Meeting. As of February 26, 2007, 2,867,401 of the shares deemed to be beneficially owned by the parties above were subject to such lending arrangements and, thus, may not be voted by the parties above.

EXHIBIT A

Actions

1. The Meeting shall not be adjourned until a vote has occurred on each of the items below.

2. The size of the board of directors of Take-Two shall be reduced at the Meeting to six.

3. The following persons shall be nominated and elected at the Meeting as directors of Take-Two:

Strauss Zelnick
Benjamin Feder
Jon J. Moses
Michael Dornemann
Michael James Sheresky

4. Either of the following incumbent, independent directors of Take-Two, assuming such director’s willingness to serve, as selected by a majority of the Interested Parties, may be included on the ballot setting forth the nominees in item 3 above and elected at the Meeting as a director:

Grover C. Brown
John Levy

If neither of the foregoing directors selected by a majority of the Interested Parties is willing to serve, another director shall be selected by a majority of the Interested Parties.

5. Ernst & Young LLP shall be appointed at the Meeting as Take-Two’s independent registered public accounting firm. Accordingly, the Interested Parties will vote or cause to be voted all shares over which they have voting power in favor of this proposal.

6. The proposed amendment to Take-Two’s Incentive Stock Plan shall be approved at the Meeting. Accordingly, the Interested Parties will vote or cause to be voted all shares over which they have voting power in favor of this proposal.

7. The Take-Two stockholder proposal that social responsibility and corporate governance financial criteria be considered when determining executive compensation shall not be approved at the Meeting. Accordingly, the Interested Parties will vote or cause to be voted all shares over which they have voting power against this proposal.

8. The Interested Parties shall propose and adopt at the Meeting a resolution recommending to the board of directors of Take-Two that the following actions be taken: (i) the By-laws in the form attached hereto as Exhibit I shall be adopted and approved, (ii) the execution, delivery and performance by Take-Two of the Management Agreement in the form attached hereto as Exhibit 2 shall be adopted and approved, (iii) Take-Two shall reimburse ZelnickMedia Corporation, upon request, for all of its reasonable expenses, costs and other third party fees (including reasonable fees and disbursements of counsel) incurred or to be incurred by ZelnickMedia Corporation, its directors, officers, employees, counsel, agents and representatives in connection with, relating to or arising out of its work related to Take-Two, the matters relating to the Meeting or any of the foregoing actions or any filings made or to be made in respect thereof, and (iv) Strauss Zelnick shall be appointed as non-executive chairman of Take-Two.

9. Any procedural or ancillary actions required to effectuate any of the foregoing actions at the Meeting shall be approved.